Exhibit 10.30

DATED             29th APRIL 2003

(1) BO OLOFSSON

- and -

(2) GETTY IMAGES (UK) LIMITED

SERVICE AGREEMENT

THIS AGREEMENT is made the 29th day of April 2003

BETWEEN:

(1) BO OLOFSSON (“the Executive”) and

(2) GETTY IMAGES LIMITED whose registered office is at 101 Bayham Street, London, NW1 0AG (“the company”).

WHEREBY it is agreed as follows:-

1. Definitions & Interpretation

1.1 In this Agreement the following expressions shall unless the context otherwise requires bear the following meanings:-

“the Act”	the Employment Rights Act (1996)

“Associated Company”	any company which for the time being is:
(a) a holding company (as defined in Section 736 of the Companies Act 1985) of the Company; and/or
(b) a subsidiary (as defined in Section 736 of the Companies Act 1985) of any such holding company (other than the company) or of the Company; and/or
(c) any other company on behalf of which the Executive carries out duties at the request of the Company

“Intellectual Property”	rights in or to patents industrial designs copyright trade secrets know-how and trademarks and any other intangible property created through the application of intellect to technical or commercial matters and capable of proprietary distinction and definition

“The Stock Exchange”	The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited

1.2 Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended modified extended or re-enacted whether before or after the date of this Agreement and to all statutory instruments orders and regulations for the time being made pursuant to it or deriving validity from it.

1.3 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include bodies corporate unincorporated associations partnerships and individuals.

1.4 Unless otherwise stated references to clauses, sub-clauses, paragraphs and sub-paragraphs relate to this Agreement.

1.5 Clause headings do not affect the interpretation of this Agreement.

2. Appointment

2.1 The Company shall employ the Executive and the Executive shall serve the Company as Senior Vice President, Sales commencing on 27th May 2003 and shall continue thereafter until this Agreement is terminated in accordance with Clause 11 hereof or by either party giving to the other not less than three calendar months’ notice.

3. Duties of Employment

3.1 The Executive shall unless prevented by ill health or other incapacity devote the whole of his time and attention to the performance of his duties hereunder and shall faithfully and diligently exercise such powers and perform such duties in relation to the Company or any Associated Company as may from time to time be vested in or assigned to him by the company at such place or places within the United Kingdom as the company shall determine and shall obey and comply with all proper orders and directions from time to time given or made by the company. The Executive’s normal place of work shall be 101 Bayham Street, London NW1 0AG or such other place, as the Company shall reasonably require. The Executive may be required to travel on business from time to time subject to Clause 6.1.

3.2 If the Company requires the Executive to work at a place which would reasonably oblige the Executive to move permanently from his then normal place of residence, the Company shall reimburse the Executive (on production of the necessary receipts or vouchers) for all removal and relocation expenses directly and reasonably incurred as a result of the Company’s requirements in accordance with the Company’s then current policy for relocation of executives.

3.3 A requirement of the Company that the Executive should move more than 150 miles would, if not acceptable to the Executive, be deemed a termination by the Company of this contract.

3.4 The Executive’s hours of work are the normal hours of the Company being 9.15am to 5.15pm Monday to Friday each week together with such additional hours as may be necessary properly to fulfil his duties.

4. Salary

4.1 The Company shall pay to the Executive a salary at the rate of £140,000 (one hundred and forty thousand pounds) per annum, such salary to be reviewed in April 2004 and annually thereafter, and to accrue from day to day and to be payable by monthly instalments in arrears on or before the last working day of each calendar month.

4.2 The Company shall if it deems it necessary to do so be entitled to suspend the Executive but shall during such suspension continue to pay the Executive in accordance with the provisions of this Clause.

5. Bonus Scheme and Share Options

5.1 The Executive shall be entitled to participate in the Company bonus scheme which may be amended or varied from time to time at the Company’s discretion. The on target level is 40% of basic salary which is payable subject to conditions as set out in the bonus documentation.

5.2 Getty Images will recommend that the Board of Directors grant you an option to purchase 60,000 shares of Getty Images’ Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest over a four-year period (our Option Plan provides for 25% vesting after one year of the grant date, and monthly vesting on a pro rata basis thereafter). The strike price will be based on fair market value on the grant date, which will be on the date the award is approved by the Board of Directors or a committee to which the Board of Directors has delegated appropriate authority. Fair market value is defined as the average of the daily high and low price. Share options are granted under the rules of the Getty Images Stock Incentive Plan, a copy of which will be made available separately.

6. Expenses

6.1 The Company shall reimburse to the Executive, subject to the Executive producing proper receipts or vouchers, all travelling hotel entertainment and out of pocket expenses which may reasonably and properly be incurred in the performance of the Executive’s duties pursuant to this Agreement.

6.2	In lieu of a car the Company shall pay you a £7,500 per annum cash car allowance.

7. Pension and Additional Benefits

7.1 The Company shall make a contribution equivalent to 7% of the Executive’s annual gross salary to the company pension scheme effective from the Executive’s commencement date. If the Executive chooses to join the company pension scheme, the Executive will contribute 2% of the Executive’s annual gross salary and be able to make additional voluntary contributions.

7.2 The Executive and his spouse and children shall be entitled to private medical cover under the Company Executive Healthcare Scheme.

8. Holidays

8.1 The Executive shall be entitled in addition to UK public holidays to 25 working days holiday in every calendar year taken at such time or times as may be agreed between the Executive and the company.

8.2 For the holiday year commencing January 2003 the Executive will be entitled to such proportion of his annual holiday entitlement as is equal to the proportion of that holiday year during which the Executive is employed by the Company.

8.3 The Executive may with the prior written consent of the company carry forward any unused part of his holiday entitlement, to a maximum of five days, to a subsequent holiday year. Holidays not taken in any calendar year and not carried forward will be lost.

8.4 In the event of termination of his employment for whatever reason, the Executive shall be entitled to pay in lieu of outstanding holiday entitlement. The Executive will be required to repay the Company any holiday taken in excess of his actual pro rata entitlement.

9. Sickness

9.1 If the Executive is absent through sickness or injury, he must comply with the company’s requirements for reporting absence, as explained in the staff handbook.

9.2 During absence for illness (which includes injury or other disability) the Executive will be entitled to receive a sick pay allowance in accordance with, and subject to, the provisions set out in the staff handbook.

10. Paternity Leave

Up to two weeks paid Paternity Leave is provided by the Company after one year of continuous employment.

11. Termination

11.1 The Company may terminate summarily the employment of the Executive under this Agreement without payment in lieu of notice:-

11.1.1 If the Executive shall have committed any serious breach or repeated or continued (after warning) any material breach of any of the terms of this Agreement;

11.1.2 If the Executive shall (whether or not in the course of his employment) have been guilty of gross misconduct or conduct likely to bring the business of the Company or any Associated Company into disrepute or of conduct calculated or likely to prejudice the interests of the Company or any Associated Company;

11.1.3 If the Executive shall have committed any act of bankruptcy or made any composition or entered into any Agreement with his creditors generally;

11.1.4 If the Executive shall have been convicted of any criminal offence punishable by a term of imprisonment.

11.2 The Company shall have the right lawfully to terminate this Agreement with immediate effect by giving notice of such termination and by paying to the Executive, in lieu of salary and other benefits pursuant to this Agreement, an amount equal to the basic salary which the Executive would have earned from then until the first date upon which his employment could, apart from this Clause 11.2, have been lawfully terminated together with a further sum equivalent to the value of benefits to which the Executive would have been entitled during such period, to the extent that the Executive does not in fact receive those benefits for the whole or part of such period. Any such payment to the Executive will be subject to tax and other statutory deductions required from time to time.

11.3 If this Agreement is terminated by notice given by either party to the other, whether pursuant to Clause 2.1 or otherwise, or if the Executive wishes to resign with immediate effect but the Company refuses to accept such resignation and requires the due period of notice to be given by the Executive, then:

11.3.1 the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide work for the Executive [but the Company may at its discretion provide suitable work for the Executive to be undertaken at the Executive’s home and the Company may require the Executive to carry out special duties or projects]; and

11.3.2 the Company may at any time or from time to time during such notice period deny the Executive access to any premises of the Company; and

11.3.3 salary and all benefits will not cease to be payable or available to the Executive by reason only of that exclusion of the Executive from any premises of the Company until the expiry of such notice period.

11.4 On the termination of this Agreement for whatever reason the Executive shall:

11.4.1 comply with the provision of Clause 13.1

11.4.2 immediately deliver to the company or to its order all books, documents, papers (including copies) plan, prototypes, computer software materials, keys and other property of or relating to the business of the Company or its Associates Companies then in his possession or which are or were last under his power or control.

11.5 The Executive shall not at any time after termination of this Agreement wrongfully represent himself as being employed by or connected in any way with the Company or any Associated Company.

12. Restrictions on Activities during Employment

The Executive shall not during the continuance of his employment hereunder without the written consent of the Company be engaged or interested either directly or indirectly in any capacity in any other trade business or occupation whatsoever, provided that this provision shall not prohibit the Executive being interested as a bona fide investor in any securities of any company listed or dealt in on The Stock Exchange, the Unlisted Securities Market of The Stock Exchange or any other recognised securities market provided that such interest (together with that of his family being his spouse and children under the age of 18) shall not exceed 5% of those securities.

13. Confidentiality

13.1 The Executive shall not during the continuance of his employment hereunder or at any time thereafter use other than for the benefit of the Company or any Associated Company nominated by the Company or as required by law disclose or make accessible to any other person firm or company any of the confidential information trade secrets formulae or methods of doing business of the Company or any Associated Company or its or their customers and other business associates. This restriction shall cease to apply to information or knowledge, which may legitimately come into the public domain.

14. Intellectual Property

14.1 If the Executive shall while employed by the Company discover or create any Intellectual Property whether alone or jointly with others which is connected with or which in any way affects or relates to the business of the Company or of any Associated Company or is capable of being used or adapted for use therein or in connection therewith he shall forthwith disclose it to the Company and subject to the rights of the Executive under the Copyright, Designs and Patents Act 1988 such Intellectual Property shall belong to an be the absolute property of the Company or such Associated Company as the Company may nominate.

14.2 The Executive shall be entitled to a non-exclusive right to use, at all times while employed by the Company or any Associated Company, such Intellectual Property belonging to the Company pursuant to Clause 14.1

14.3 The Executive if and whenever required so to do (whether during or after the termination of this Agreement) shall at the expense of the Company (or its nominee) apply or join in applying or assist the Company to apply for letters patent design registration or other similar protection in the United Kingdom or any other part of the world for any such Intellectual Property and execute instruments and do all things necessary for vesting the said letters patent or other similar protection when obtained and all right title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as may the Company shall require.

14.4 The Executive hereby agrees that neither during the currency of this Agreement nor subsequently will he do any act or thing which may prejudice the application for the grant or the validity of any patent design right or other monopoly right in any Intellectual Property which is the property of the Company or any Associated Company.

15. Consequences of Termination

UPON the termination of this Agreement howsoever arising:-

15.1 such of the provisions of this Agreement as are expressed to have effect after termination shall do so but without prejudice to any rights or remedies of the parties whether accrued or arising on termination; and

15.2 the provisions of Clause 13 and 14 of this Agreement relating to Confidentiality and Intellectual Property shall bind the Executive’s personal representatives.

16. Restrictions on Termination

The Executive covenants with the Company that he will not for the period of twelve months after ceasing to be employed under this Agreement without the prior written consent of the Company in connection with the carrying on of any business in competition with the business of stock photography of the Company on his own behalf or on behalf of any person firm or company directly:

16.1 seek to procure orders from or do business with any person firm or company who has at any time during the twelve months immediately preceding such cessation done business with the Company.

Provided that nothing in this Clause shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the business of the Company described above.

17. Reconstruction or Amalgamation

If before the expiration of this Agreement the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation for a period not less than the unexpired term of this Agreement and on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of such liquidation.

18. Notices

Any notice to be given hereunder shall be in writing and shall be sufficiently served if sent or delivered in the case of the Company to its registered office for the time being and in the case of the Executive to him in person or to his usual or last known place of residence and may be sent by prepaid post or delivered by hand and proof of dispatch by one of these methods shall be deemed to be proof of receipt in the case of notices sent by first class prepaid post within the United Kingdom forty-eight hours after the time of posting and otherwise in the normal course of delivery.

No form of notice by electronic means, cable or telex will be acceptable.

19. Disciplinary and Grievance Procedures

19.1 The Executive is subject to the Company’s disciplinary rules and disciplinary procedures. These rules and procedures are non-contractual and may be varied by the Company from time to time.

19.2 If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the directors of the Company for resolution.

20. Previous Agreements

This Agreement supersedes all or any previous contract of service between the company or any subsidiary or Holding Company and the Executive and any such contracts shall be deemed to have been terminated by mutual consent as from the date on which his employment hereunder shall commence.

21. Statutory Statement

The information contained herein and in the schedule constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of the Act.

22. Law

This Agreement is governed by and shall be construed in accordance with the laws of England.

IN WITNESS whereof the Company and the Executive have executed and delivered this Agreement as a deed on the date first stated above.

The Schedule

In accordance with the Employment Rights Act 1996 the following terms of the Executive’s employment apply on the date of the Agreement to which this is a schedule.

1.	Commencement of Employment

The Executive has been continuously in the employment of the Company since 27th May 2003.

2.	Job Title and Specification

The Executive’s job title is Senior Vice President, Sales.

3.	Principal Place of Work

The Executive’s principal place of work is 101 Bayham Street, London NW1 0AG.

4.	Disciplinary Procedure

The Executive has been notified where a copy is available for inspection of the Company’s Disciplinary Procedure, which may be updated from time to time by the Company.

5.	Grievance and Appeals Procedure

The Executive has been notified where a copy is available for inspection of the Company’s Grievance Procedure, which may be updated from time to time by the Company.

6.	Holiday

The Executive is entitled to 25 working days holidays with pay - see Clause 8 of the Agreement. The Executive’s entitlement to holiday will accrue pro rata through each calendar year or part thereof of employment.

On the cessation of employment for whatsoever reason an adjustment shall be made to the final payment of salary to the Executive by way of additional payment of salary in respect of holidays accrued if appropriate.

7.	Remuneration

See Clause 4.

8.	Hours of Work

The hours of work will be from 9.15am to 5.15pm, Monday to Friday, and any such hours as may be necessary or required from time to time.

9.	Sickness or Injury

The Executive is entitled to be paid during absence from work during sickness or injury - see Clause 9.

10.	Notices

See Clause 18.

EXECUTED AND DELIVERED as a	)
deed by	)
GETTY IMAGES LIMITED acting by	)
)
Ralph Tribe	)	/s/ RALPH TRIBE
(a director))
)
and	)
Lesley Brady	)	/s/ LESLEY BRADY
(a director / secretary))

SIGNED AND DELIVERED as a deed	)
by the said NAME Bo Olofsson	)	/s/ BO OLOFSSON
in the presence of	)